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                 AUTOMATIC YRT REINSURANCE AGREEMENT NO. 3137
                          EFFECTIVE SEPTEMBER 1, 2008

                                    between

                        PHOENIX LIFE INSURANCE COMPANY
                                      and
                        PHL VARIABLE INSURANCE COMPANY
                               as Ceding Company

                                      and

                      SWISS RE LIFE & HEALTH AMERICA INC.
                                 as Reinsurer

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                               TABLE OF CONTENTS

Article I      Scope of the Agreement                                   Page 1

Article II     Reinsurance Coverage                                     Page 2

Article III    Procedures                                               Page 3

Article IV     Liability                                                Page 4

Article V      Reinsurance Premium Rates and Payments                   Page 5

Article VI     Changes to the Reinsurance                               Page 8

Article VII    Recapture                                               Page 10

Article VIII   Claims                                                  Page 12

Article IX     Arbitration                                             Page 14

Article X      Insolvency                                              Page 16

Article XI     Inspection of Records                                   Page 16

Article XII    Offset                                                  Page 17

Article XIII   Credit For Reinsurance                                  Page 17

Article XIV    Confidentiality                                         Page 19

Article XV     Good Faith                                              Page 19

Article XVI    Severability                                            Page 20

Article XVII   Miscellaneous                                           Page 21

Article XVIII  Execution of the Agreement                              Page 22

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                                   EXHIBITS

Exhibit A  Reinsurance Coverage
           Retention Limits
           Automatic Acceptance Limits
           Reserves
           Exclusions to Automatic Reinsurance Coverage, including Jumbo Limits

Exhibit B  Reinsurance Administration

Exhibit C  Reinsurance Rates and Allowances

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                      ARTICLE I - SCOPE OF THE AGREEMENT

1. Parties to the Agreement

   The parties to this Agreement are Phoenix Life Insurance Company and PHL Variable Insurance Company ( as ceding company referred to as Company, we, us and our) and Swiss Re Life & Health America Inc. (as reinsurer referred to as Reinsurer, you and your). The parties mutually agree to transact reinsurance according to the terms of this Agreement. This Agreement is for indemnity reinsurance and the Company and the Reinsurer are the only two parties to the Agreement. There will be no right or legal relationship whatsoever created by this Agreement in any other person having an interest of any kind in policies that are reinsured under this Agreement.

   The Company agrees that the Reinsurer will not be made a party to any litigation between any such third party and the Company. Neither party will disclose the other's name to these third parties with regard to the agreements or transactions that are between our companies, unless prior written approval is obtained from the other party.

2. Effective Date of the Agreement

   This Agreement will go into effect at 12:00 A.M., September 1, 2008, and will cover policies effective on and after that date.

3. Entire Agreement

   The text of this Agreement and all Exhibits, Schedules and Amendments appended hereto constitute the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement.

4. Modification of the Agreement

   The parties may modify this Agreement, only by means of a written amendment to this Agreement which has been signed by all parties.

5. Duration of the Agreement

   The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new issues at any time by giving the other party ninety days prior written notice. You will continue to accept new reinsurance during the ninety-day period.

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   Existing reinsurance will not be affected by the termination of this
   Agreement for new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the policy on which reinsurance is based, as long as the Company continues to pay reinsurance premiums as shown in
   Article V (Reinsurance Premium Rates and Payment), unless otherwise terminated in accordance with the terms of this Agreement. However, the Reinsurer will not be held liable for any claims or premium refunds which are not reported to the Reinsurer within one hundred eighty days following the termination or expiry of the last cession remaining reinsured under this Agreement.

                       ARTICLE II - REINSURANCE COVERAGE

1. Automatic Reinsurance

   The Reinsurer will accept automatically reinsurance of death benefits on the Company's individually underwritten Corporate Owned Life Insurance (COLI) policies on any permanent resident of the United States or Canada, in agreement with the provisions and limitations shown in Exhibit A (Reinsurance Coverage). The individual risk must be underwritten in accordance with the guidelines established for Guaranteed Issue and Simplified Issue COLI by the Company.

   The Reinsurer will also accept automatically reinsurance of riders and supplementary benefits written with the covered death benefits, but only to the extent that the Company specifically list the riders and supplementary benefits in Exhibit A, Part I.

   The Company has the right to modify the retention shown in Exhibit A, Part II at any time. If the Company's retention is reduced as a result of the modification, the Company will notify the Reinsurer in writing before the Reinsurer is required to reinsure the increase in the Reinsurer's quota share percentage caused by the Company's reduced retention. The Company will prepare a treaty amendment which both parties will sign as evidence of their agreement to the reduction in the Company's retention and the increase in the Reinsurer quota share percentage.

   The Reinsurer has the right to amend the Automatic Acceptance Limits shown in Exhibit A, Part III if the Company modify's their retention. The Reinsurer also may reserve the right to modify the Automatic Acceptance Limits if the Company elects to participate in any other arrangement(s) to secure additional automatic binding capacity.

2. Facultative Reinsurance

   If the Company wishes to submit a risk not covered automatically under this Agreement, or if the Company wishes the Reinsurer's advice on any application, the Company may submit and the Reinsurer will consider the risk on a facultative basis. Once the Reinsurer notify's us of their willingness to reinsure a risk, as provided in Article III, the Reinsurer agrees that their offer is open and will neither be withdrawn nor conditioned until the termination date specified in their offer.

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3. Basis of Reinsurance

   Reinsurance under this Agreement will be on a YRT basis for the portion of the original policy that is reinsured with the Reinsurer.

   Riders or supplementary benefits ceded with death benefits will be reinsured as shown in Exhibit C.

                           ARTICLE III - PROCEDURES

1. Automatic Reinsurance

   Individual notification for the placement of automatic reinsurance will not be necessary. Subject to Article V (Reinsurance Premium Rates and Payments) and Exhibit B (Reinsurance Administration), new business or changes to existing reinsurance will be shown on the Company's periodic billing report.

2. Facultative Reinsurance

   When the Company wishes to submit a risk for facultative consideration, the Company will send the Reinsurer a reinsurance application form along with copies of all the information the Company has regarding the insurability of the risk. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission and any subsequent information received will be promptly transmitted to the Reinsurer. The Reinsurer will review the information and notify the Company of their decision promptly.

   After the Reinsurer has given the Company their unconditional offer to reinsure a risk, the Company will confirm in writing the Company's acceptance of the Reinsurer's offer and the placement of the reinsurance. The Company's confirmation must be sent on or before the expiration date the Reinsurer specifies in their offer to reinsure, that is, one hundred and twenty days from the date of the Reinsurer's offer, unless specified otherwise in the offer.

   The Company may request an extension of the expiration period shown in the Reinsurer's offer, by written request. If the Reinsurer agrees, the Reinsurer will give us written confirmation of the extension. Any such extension will terminate automatically, if not previously accepted by the Company, on the expiration date shown on the extension.

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3. Policy Expenses

   The Company will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with policy issues, reinstatements or reentries.

4. Reference Materials

   Upon request the Company will provide the Reinsurer with any reference materials which the Reinsurer may require for proper administration of cessions under this Agreement. All information will be subject to the confidentiality and privacy requirements set forth in Article XIV (Confidentiality).

                            ARTICLE IV - LIABILITY

1. Automatic Reinsurance

   The Reinsurer's liability for cessions ceded automatically under this Agreement will begin and end simultaneously with the Company's contractual liability for the policy on which reinsurance is based, unless otherwise terminated in accordance with this agreement, subject to the Agreement effective date shown in Article I (Scope of the Agreement), Section 2.

2. Facultative Reinsurance

   The Reinsurer's liability for facultative reinsurance which the Reinsurer offered and which the Company accepted will begin and end simultaneously with the Company's liability for the policy on which reinsurance is based. If, however, a facultative application is submitted by the Company to any other reinsurer, in addition to the Reinsurer, the Reisnurer's liability will commence when the Company has advised the Reinsurer of the Company's acceptance of the Reinsurer's offer, which must occur during the lifetime of the insured. The Company will have the number of days specified in Article III from the date of the Reinsruer's final offer in which to place the policy with the insured/owner, after which time the Reinsurer's offer will expire unless the Reinsurer explicitly states in writing that the offer is extended for some further period.

3. Continuation of Liability

   Continuation of the Reinsurer's liability is conditioned on the Company's payment of reinsurance premiums as provided in Article V (Reinsurance Premium Rates and Payments) and is subject to Article VI (Changes to the Reinsurance), Article VII (Recapture), and Article I (Scope of the Agreement).

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4. Temporary Insurance Receipt Liability

   You will not be liable for losses under the terms of a Temporary Insurance Receipt.

              ARTICLE V - REINSURANCE PREMIUM RATES AND PAYMENTS

1. Reinsurance Rates

   Reinsurance premium rates that we will pay you for business reinsured under this Agreement are shown in Exhibit C. The reinsurance premium rate payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period.

   The reinsurance rates shown in Exhibit C are to be guaranteed for the first policy year. In subsequent policy years, the Reinsurer reserves the right to increase the premiums for reinsurance but not above the statutory net valuation premium applicable to the Reinsured Policies after increase.

   While you anticipate that the reinsurance rates shown in Exhibit C will continue to be charged, it may become necessary for you to charge a rate that is the greater of the rate from Exhibit C or the corresponding statutory net premium rate based on the 2001 Valuation Basic Table at 4.5% interest for the applicable mortality rating. If you increase the reinsurance rates in Exhibit C, in an amount greater than that required to ensure that the Reinsurer will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the Company for the reinsured policies, the Company may recapture all business reinsured under this Agreement on which reinsurance rates have been increased regarless of the reinsured policies' duration in force. If the Company elects to recapture reinsurance under this provision, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance. The recapture will be without penalty.

   Procedures and details of the reinsurance rate calculation for any benefits or riders ceded under this Agreement are shown in Exhibit C.

   All financial transactions under this Agreement will be in United States dollars.

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2. Payments

   The Company will self-administer the periodic reporting of the company's statements of account and payment of balances due to the Reinsurer as shown in Exhibit B.

   Within thirty days after the close of each reporting period, the Company will send the Reinsurer a statement of account for that period along with payment of the premium due. If the statement of account shows a net balance due the Company, the Reinsurer will remit that amount to the Company within thirty days of the Reinsurer's receipt of the statement of account.

   The Company's timely payment of reinsurance premiums is a condition precedent to the Reinsurer's continued liability. If the Company has not paid the balance due the Reinsurer by the thirty-first day following the close of the reporting period, the Reinsurer has the right to give the Company thirty days' written notice of the Reinsurer's intention to terminate the reinsurance on which the balance is due and unpaid. At the end of this thirty-day period, the Reinsurer's liability will automatically terminate for all reinsurance on which balances remain due and unpaid, (the "termination date"). Even though the Reinsurer has terminated the reinsurance, the Company will continue to be liable for the payment of unpaid premium balances through the termination date. The Company agrees that the company will not force termination under the provisions of this paragraph to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

   If the Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer's acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Company for a credit in the amount of the overpayment, without interest.

   If the Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined in Article VI, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Company will be required to pay the Reinsurer the difference between the full premium amount actually paid, with interest. The interest rate payable by the Company to the Reinsurer for overdue premiums will be the 90 Day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus 50 basis points. The method of calculation will be simple interest "Bankers Rule" (or 360 day year). If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions above.

   Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

   The Company may reinstate reinsurance terminated for non-payment of premium at any time within sixty days of the termination date, by paying the Reinsurer all premium in full. However, the Reinsurer will have no liability for claims incurred between the termination date and the reinstatement date, subject to the requirements of Article VI.

3. Tax Reimbursements

   A. Premium Tax

   Details of any reimbursement of premium taxes that the Company pays on behalf of reinsurance payments to the Reinsurer are shown in Exhibit C,
   Section VIII (Premium Taxes).

   B. DAC Tax

    1. The parties mutually agree to the following pursuant to Section 1.848-2
       (g) (8) of the Income Tax Regulation issued December 29, 1992 under
       Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all taxable years for which this Agreement remains in effect.

       The terms used in this Section are defined in Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Section 1.848-2 (f).

       a) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the General Deductions Limitation of IRC Section 848 (c) (1).

       b) The parties mutually agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also mutually agree to exchange information otherwise required by the Internal Revenue Service.

       c) Both parties will report the amount of net consideration in their respective federal income tax returns for the previous calendar year.

       d) The parties will act in good faith to reach an agreement as to the correct amount of net consideration. The ceding Company will provide supporting information reasonably requested by the Reinsurer. If the ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

       e) Both parties will attach a schedule to their respective federal income tax returns which identifies the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation
          Section 1.848.2 (g)(8) has been made. The DAC Tax Election will be effective for all years for which this Agreement remains in effect.

       f) Both parties to this Agreement represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

4. Experience Refund

   Details of any Experience Refund payable to the Company will be shown in Exhibit C, Section X (Experience Refund).

                    ARTICLE VI - CHANGES TO THE REINSURANCE

1. Errors and Oversights

   Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, by either the Company or the Reinsurer, will not be deemed to be a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred, including the effect of the time value of money. Should it not be possible to restore both parties to such a position, the party responsible for the oversight, misunderstanding or clerical error will be responsible for any resulting liabilities and expenses.

   This provision will apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Company to its insured.

   If either party discovers that the Company has failed to cede reinsurance as provided for under this Agreement, or failed to comply with reporting requirements, the Reinsurer may require the Company to audit its records for similar errors, and to take the actions necessary to avoid similar errors in the future. If the Reinsurer receives no evidence that the Company has taken action to remedy such a situation, the Reinsurer reserves the right to limit its liability to correctly reported policies only.

   Any negligent or deliberate acts or omissions by the Company regarding the insurance or reinsurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

2. Misstatement of Age or Sex

   If the misstatement of the age or sex of a reinsured life causes an increase or reduction in the amount of insurance in the policy, the parties will share in the change in proportion to the original liabilities as of the time the policy was issued.

3. Changes to the Policy

   If the plan, the amount of reinsurance or the premiums of a policy ceded under this Agreement are changed, the Company will promptly inform the Reinsurer of such change.

   Whenever a policy ceded under this Agreement is changed and the Company's underwriting rules do not require that full evidence be obtained, the reinsurance will remain in effect with the Reinsurer. The suicide, contestability and recapture periods applicable to the original policy will apply to the existing policy and the duration will be measured from the effective date of the original policy.

   Whenever a policy ceded under this Agreement is changed and the Company's underwriting rules require that full evidence be obtained, the change will be subject to the Reinsurer's approval if:

    1. The new amount ceded to the Reinsurer under this Agreement would be in excess of the Automatic Acceptance Limit in effect at the time of the change, as set out in Exhibit A; or

    2. The new amount of the policy and the amount already in force on the same life exceeds the Jumbo Limit stated in Exhibit A.

   The Company will report the details of all changes according to the terms outlined in Exhibit B, Reinsurance Administration.

4. Reductions, Terminations and Reinstatements

   If any part of the coverage on a life reinsured under this Agreement is reduced or terminated, the amount reinsured will also be reduced or terminated to the extent that the Company will continue to maintain the Company's appropriate retention as shown in Exhibit A. The Company will not be required to assume amounts in excess of the retention limit that was in force when the affected policy or policies were issued.

   If a policy reinsured under this Agreement is lapsed or terminated, the reinsurance of such policy will also terminate. If a policy automatically reinsured lapses and is reinstated in accordance with the Company's standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. The Company will notify the Reinsurer of the reinstatement on the Company's periodic statement of account. The Company will send the Reinsurer copies of reinstatement papers only upon request.

   The Company has the authority to reinstate a policy reinsured under this Agreement on a facultative basis without the Reinsurer's prior approval when:

    a) The Company has kept their full retention on the policy; and

    b) the reinsured amount falls within the automatic acceptance limits shown in Exhibit A.

   Otherwise, the company will need the Reinsurer's prior review and approval for reinstatement of any facultative reinsurance. The Company will send the Reinsurer prompt written notice of the Company's intention to reinstate the policy along with copies of the reinstatement papers required by the Company's standard rules and procedures. The reinsurance will be reinstated at the same time as the policy, subject to the Reinsurer's written approval of the reinstatement.

   The Company will notify the Reinsurer of all reinstatements on the Company's periodic statement of account and the Company will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account. Thereafter, reinsurance payments will be in accordance with Article V (Reinsurance Premium Rates and Payments).

                            ARTICLE VII - RECAPTURE

1. Basis of Recapture

   Recapture will be allowed under this Agreement only as specifically stated under Articles V and X, or if the Company increases the maximum retention limits shown in Exhibit A. If the Company increases the maximum retention limits, policies will then be eligible for recapture if:

    a) The Company has maintained the Maximum Dollar Retention Limit shown in Exhibit A. Policies on which the Company retained a less than our quota share percentage will not be eligible for recapture unless the Company is partially or fully retained on the insured life in a prior policy;

    b) the policy has been in force under this Agreement for the Recapture Period shown in Exhibit C, Section VIII. The recapture period will always be measured from the original policy issue date.

    c) the recapturable amount is only that amount that would have been retained had the new maximum retention limit been in place at the time of the original cession.

2. Method of Recapture

   The Company will give the Reinsurer written notice of the Company's intention to recapture within ninety days of the effective date of the Company's increase of the maximum retention limit. However, the prior sentence not withstanding, the Company may elect to recapture at a later date, provided the Company gives the Reinsurer written notice before the Company begins the recapture.

   When the Company has given the Reinsurer written notice of the Company's intent to recapture, and the date that we will begin the process of recapture:

    a) All eligible policies will be recaptured;

    b) The effective date of the recapture will be the next anniversary date of each eligible policy;

    c) Reinsurance on each eligible policy will be reduced by an amount that will increase the Company's retention to the current limit set forth in Exhibit A.

       If the Company increases the retention shown in Exhibit A, the percentage of the risk reinsured will reduce proportionately. If reinsurance was placed with more than one reinsurer, each reinsurer's percentage will be reduced in the same proportion that each reinsurer's original percentage bore to the total percentage reinsured.

    d) If there is reinsurance in force in other companies on any one insured life, the reduction of the reinsurance in force under this Agreement will be in the same proportion that the amount reinsured with you bears to the total reinsurance on the life.

   If the Company omits or overlooks the recapture of any eligible policy or policies, the Reinsurer's acceptance of reinsurance premiums after the date the recapture would have taken place will not cause the Reinsurer to be liable for the amount of the risk that would have been recaptured. The Reinsurer will be liable only to refund any such reinsurance premiums received, without interest.

   If the increase in the Company's maximum retention limit is due to the Company's purchase by or purchase of another company, or the Company's merger, assumption or any other affiliation with another company, no immediate recapture will be allowed. However, the Company may recapture eligible policies once the Recapture Period set out in Exhibit C, Section IX has expired.

                             ARTICLE VIII - CLAIMS

1. Notice of Claim

   Claims will be reported and administered on a bulk basis. The Company will give the Reinsurer notification of all incurred and settled claims on the Company's monthly statement of account. Notification of rescission of policies where the insured is still alive will be provided in writing.

2. Settlement of Claims

   Claim payments will be applied against premium payments. If the amount of claim payment due exceeds the amount of premium payment due the Reinsurer, the Reinsurer will remit the balance due the Company within thirty days of the Company's receipt of the statement of account. The Reinsurer will accept the Company's good faith decision in settling any claim except as specified in this Article.

   The Reinsurer will be notified of and provided with claim documentation for all contestable claims where the Company elects to deny, rescind or reduce the claim payment. The Company will provide notification on the Company's monthly claims reports for non-contestable claims. The Reinsurer's consultation rights will not impair the Company's freedom to determine the proper action on and settlement of the claim.

   The Company's claim settlements will be administered according to the standard procedures the Company applies to all claims, whether reinsured or not.

3. Claim Expenses

   Except as provided in Article VIII, Section 4, the Reinsurer will pay the Reinsurer's proportionate share of any interest paid to the claimant on death benefit proceeds according to the Company's practices and either at the same rate that the Company uses, or at the rate prescribed by state law in connection with the settlement of a claim.

   The Reinsurer's share of claim expenses will be in the same proportion that the Reinsurer's original liability bears to the Company's original liability. These expenses include, but are not limited to investigative expenses, attorney's fees, penalties and interest imposed automatically by statute and rising solely out of a judgement rendered against the Company in a suit for policy benefits.

   The Company will be responsible for and shall not hold the Reinsurer responsible for payment of the following claim expenses:

    a) routine administrative expenses for the home office or elsewhere, including the Company's employees' salaries;

    b) expenses incurred in connection with any dispute or contest arising out of a conflict in claims of entitlement to policy proceeds or benefits which the Company admits are payable.

4. Contested Claims

   The Company will promptly notify the Reinsurer if the Company intends to contest, compromise or litigate a claim covered by this agreement.

    a) If the Reinsurer prefers not to participate in the contest, the Reinsurer will notify the Company of the Reinsurer's decision within fifteen days of the Reinsurer's receipt of all documents requested, and the Reinsurer will immediately pay the Company the full amount of reinsurance due. Once the Reinsurer has paid the Reinsurer's reinsurance liability, the Reinsurer will not be liable for any legal and/or investigative expenses and the Reinsurer will have no further liability for those expenses described in subparagraph b, below, which are associated with the contest, compromise or litigation of a claim.

    b) When the Reinsurer agrees to participate in a contest, compromise or litigation involving reinsurance, the Company will give the Reinsurer prompt notice of the beginning of any legal proceedings involving the contested policy. The Company will promptly furnish the Reinsurer with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy.

    c) The Reinsurer will share in the payment of reasonable investigative and attorney's fees relating to a contested claim in the same proportion as the Reinsurer's original liability bears to the Company's original liability prior to the contest of the claim. In addition the Reinsurer will share in payment of any penalties and interest imposed automatically against the Company by statute and arising solely out of a judgement rendered against the Company in a suit or a settlement for policy benefits relating to a contested claim in the same proportion as the Reinsurer's original liability bears to the Company's original liability prior to the contest of the claim. The Reinsurer will not reimburse expenses associated with non-reinsured policies.

    d) If the Company's contest, compromise or litigation results in a reduction in the liability of the contested policy, the Reinsurer will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

5. Extra Contractual Damages

   The Reinsurer will not participate in punitive or compensatory damages that are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company, its agent, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of statutory penalties awarded against the Company in connection with claims covered under this Agreement if the Reinsurer elected in writing to join in the contest of the coverage in question.

   The parties recognize that circumstances may arise in which equity would require the Reinsurer to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party, and in writing, recommended, consented to, or ratified the act or course of conduct of the Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Company will share such damages so assessed, in equitable proportions.

                           ARTICLE IX - ARBITRATION

1. Basis for Arbitration

   The parties to this Agreement understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the life insurance and life reinsurance industry. While the parties agree to act in good faith in our dealings with each other, it is understood and recognized that situations may arise in which agreement cannot be reached.

   In the event that the parties cannot resolve any dispute to their mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

2. Negotiation

   Within ten days after one of the parties has given the other the first written notification of the specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

   If the officers cannot resolve the dispute within thirty days of their first meeting, it is agreed that the dispute will be submitted to formal arbitration. However, the parties may agree in writing to extend the negotiation period.

3. Arbitration Proceedings

   No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

   An arbitration panel consisting of three past or present officers of life insurance or life reinsurance companies not affiliated with any of the parties in any way will settle the dispute. The party seeking arbitration will appoint one arbitrator and give notice of such appointment to the other party, who must appoint its arbitrator within 30 days of receiving such notice. If the notified party does not select its arbitrator by the expiration of the 30 days, the party giving notice may appoint a second arbitrator. The two arbitrators will select a third. If the two arbitrators cannot agree on the choice of a third within 30 days of their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

   The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

   The arbitration will take place at a location mutually agreed upon by the parties to this Agreement.

   Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the life insurance and life reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding and there will be no further appeal, except that either party may petition any court having jurisdiction regarding the award rendered by the arbitrators.

   The parties may agree to extend the appointment or the arbitrators periods set forth in this Article. Unless otherwise decided by the arbitrators, each party will pay the fees of its own attorneys, the arbitrator appointed by the party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

                            ARTICLE X - INSOLVENCY

   If the Company is judged insolvent, the Reinsurer will pay all reinsurance death benefits due under this Agreement directly to the Company, our liquidator, receiver or statutory successor on the basis of the Reinsurer's liability under the policy or policies reinsured without diminution because of the Company's insolvency. It is understood, however, that in the event of the Company's insolvency the liquidator, receiver or statutory successor will give the Reinsurer written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, the Reinsurer may investigate and interpose at the Reinsurer's own expense in the proceedings where the claim is to be adjudicated, any defense which the Reinsurer may deem available to the Company, our liquidator, receiver or statutory successor. It is further understood that the expense the Reinsurer incurs will be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense the Reinsurer has undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest, determined in proportion to each reinsurer's share of the risk, elect to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though the Company had incurred the expense.

2. If the Reinsurer is deemed insolvent by the Insurance Commissioner of their state of domicile, the Reinsurer will be bound by any legal directions imposed by the Reinsurer's liquidator, receiver or statutory successor. However, if not in conflict with such legal directions and the Reinsurer fails to meet any undisputed obligations under this Agreement, at the Company's option and with prior written notice the Company may terminate the Reinsurer's rights and duties under this Agreement. However, the Reinsurer, its liquidator, receiver or statutory successor will be liable for any claim payments or refunds of unearned premiums which remain outstanding. Should the Company decide to terminate the Reinsurer's rights and duties under this Agreement, no other amounts will be payable by either party, except for outstanding cash settlements required under this Agreement.

                      ARTICLE XI - INSPECTION OF RECORDS

1. Inspection of Records

   The Reinsurer, or its duly appointed representatives, will have access to the records of the Company concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours.

   Provided there is business in force under this Agreement, the Reinsurer's right of access as specified above will survive the term of the Agreement.

                             ARTICLE XII - OFFSET

   Either party to this Agreement may offset any balances, whether on account of premiums, allowances, claims or expenses due from one party to the other as respects business reinsured under this Agreement. This right of offset will not be affected or diminished because of the insolvency of either party.

                     ARTICLE XIII - CREDIT FOR REINSURANCE

   The parties intend that the Company will receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the Company.

   If reserve credit is lost in part or in total due to a change in law or regulation (or a change in the interpretation or application of existing law or regulation by a regulator) or due to a failure by the Reinsurer to maintain in effect a required license or accreditation in the Company's state of domicile (hereinafter a "Reserve Credit Event"), then, subject to the Reinsurer's rights of cure, the parties will take the steps specified below. The parties will provide prompt notice of the occurrence of any Reserve Credit Event.

   Upon notification of the occurrence of any Reserve Credit Event, the Reinsurer will have the right to cure the Reserve Credit Event in a manner that eliminates the need for or enables the Company to continue to receive statutory reserve credit in its state of domicile for the reinsurance ceded under this Agreement. The Company will not unreasonably deny any cure proposal presented by the Reinsurer. Without limiting potential cure options, the Reinsurer's cure may be implemented by:

   i. Modifying the settlement terms of this Agreement during the Reserve Credit Event to provide for monthly settlements in arrears during the pendency of the Reserve Credit Event; or

   ii. Modifying the settlement terms of this agreement during the Reserve Credit Event to provide for settlements on a funds withheld basis during the pendency of the Reserve Credit Event; or

   iii. Transferring the reinsurance provided under this Agreement to another reinsurer by assignment of this Agreement or otherwise, provided that the alternative reinsurer has an A.M. Best rating of (A) or better at the time of the transfer and that the alternative reinsurer accepts transfer by assignment of this Agreement (and all amendments) without any material modification to the substantive terms of the Agreement; or

   iv. A combination of the foregoing or comparable approaches.

   If the Company loses statutory reserve credit in part or in total due to a change in law or regulation (or a change in the interpretation or application of existing law or regulation by a regulator) and is not cured as set forth above within 120 days of notice of a Reserve Credit Event, then the Reinsurer will establish and maintain collateral, however, the cost of establishing and maintaining the collateral will be shared equally by the Company and the Reinsurer.

   If the Company loses statutory reserve credit in part or in total due to a failure by the Reinsurer to maintain in effect a required license or accreditation in the Company's state of domicile and is not cured as set forth above within 45 days of notice of a Reserve Credit Event, then the Reinsurer will establish and maintain collateral permitting the Company to receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement during the pendency of the Reserve Credit Event.

   If a Reserve Credit Event is not cured and the Reinsurer fails to establish or maintain collateral as set forth above, then the Company may recapture the business ceded under this Agreement. In that event, the Company and the Reinsurer will negotiate in good faith the terms of a mutually agreed recapture of the reinsurance provided hereunder, consisting of the appropriate amount of net reserves to be held in respect of the reinsured amounts being recaptured, determined as of the effective date of the recapture based on U.S. generally accepted accounting principles ("GAAP") consistent with FASB Statement 60 computed using original pricing assumptions without provision for adverse deviation.

                         ARTICLE XIV - CONFIDENTIALITY

1. The Reinsurer will hold in trust for the Company and, except as necessary for retrocession purposes, will not disclose or cause to be disclosed to any non-party to this Agreement any of the Company's confidential information. Confidential information is information which relates to policy owner data, experience information (including but not limited to mortality and/or lapse information) and any other information considered nonpublic personal information as defined under statute or state law, risk selection guidelines, any and all information contained in the Company's current and future underwriting manuals, trade secrets, research, products and business affairs, but does not include:

    a) Information which is generally known or easily ascertainable by non-parties of ordinary skill; and

    b) Information acquired from non-parties who have no confidential commitment to either party to this Agreement.

   The Reinsurer will take all necessary and appropriate measures to ensure that the Reinsurer's employees and agents abide by the terms of this Article.

2. Confidential information as defined above may be shared or used by the Reinsurer within the Reinsurer's organization and with a third party only if required to administer or perform services under this agreement. If required by law, the Reinsurer agrees that the Reinsruer will enter into a written agreement with such third parties not to disclose the Company's confidential information, before the Reinsurer shares confidential information with such third parties. The Reinsurer will take all necessary and appropriate measures to ensure that the Reinsurer's employees and representatives abide by the terms of this agreement.

3. In the event the Reinsurer is requested or required by law, regulation, or order, subpoena or civil process to disclose any confidential information, the Reinsurer agrees that the Reinsurer will provide the Company with an opportunity to take appropriate action.

4. Notwithstanding the foregoing, the Company agrees that the Reinsurer may aggregate the Company's data with that of other companies reinsured, on the condition that the Company's data not be identified by the Company's corporate name, logo or any other means. The Company also agrees that, upon request, the Reinsurer may make available any necessary data or information to the Reinsurer's auditors, or any governmental or administrative agencies in the course of their examination of the Reinsurer's records, systems and procedures, provided that they are (1) made aware by the Reinsurer that this is Confidential Information; and (2) agree to abide by the restrictions of this Agreement on further dissemination of said Confidential Information.

                            ARTICLE XV - GOOD FAITH

   All matters with respect to this Agreement require the utmost good faith of both parties.

   Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

   Each party has entered into this Agreement in reliance upon each other's representations and warranties. Each party affirms that they have and will continue to disclose all matters material to the business reinsured under this Agreement. Material for purposes of this Article will mean changes in underwriting, claims practices, issue practices, outsourcing, or the introduction of distribution methods other than the conventional use of agents/brokers, such as internet sales, direct response sales, direct mail sales, etc., that a prudent actuary would consider as likely to adversely affect the experience of the business reinsured under this Agreement.

   The Reinsurer will have the right to accept in writing any material change as applied to the business reinsured under this Agreement. In the event a material change is implemented without the Reinsurer's prior consent:

    i. the parties will attempt to negotiate mutually agreed revised terms under which the policies affected by the material change may continue to be reinsured; and

    ii.if the parties are unable to agree on revised terms in 120 days, the policies affected by the material change will be excluded from the scope of coverage under this Agreement.

   If policies are excluded, the parties will make payments constituting returns of agreement cash settlements previously made in connection with the excluded policies. For purposes of this Article, agreement cash settlements will mean premiums, allowances, commissions, cash surrender values, death claims, dividends, experience refund payments and similar settlements made under this Agreement, but excludes items relating to reserves or interest on reserves. Nothing herein will affect the policies which are not affected by a material change.

                          ARTICLE XVI - SEVERABILITY

   In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

                         ARTICLE XVII - MISCELLANEOUS

1. Assignment

   Rights and obligations of this Agreement cannot be assigned by either party unless mutually agreed to by all parties.

2. Notices

   Any notices or other communications required or permitted hereunder shall be sufficiently given only if in writing and personally delivered or sent by mail, postage prepaid, by overnight courier, or by confirmed facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

       If to Phoenix:    Phoenix Life Insurance Company
                         PHL Variable Insurance Company
                         One American Row
                         Hartford, CT 06102-5056
                         Attention: Reinsurance/Actuarial Financial H-2
                         Facsimile: (860)-403-5221
                         Telephone: (860)-403-5818

       If to Reinsurer:  Swiss Re Life & Health America Inc
                         175 King Street
                         Armonk, NY 10504
                         Facsimile:
                         Telephone: (914)-828-8594

3. Applicable Law

   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

4. Counterparts

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

                  ARTICLE XVIII - EXECUTION OF THE AGREEMENT

In witness whereof, both parties have caused this Agreement to be executed in duplicate at the dates and places shown below, by the respective officers duly authorized to do so.

PHOENIX LIFE INSURANCE COMPANY
PHL VARIABLE INSURANCE COMPANY

------------------------------
Signature

Senior Vice President -------------------
Title

--------------------------
Date of Signature

SWISS RE LIFE & HEALTH AMERICA INC.


------------------------------------  -----------------------------------
Signature                             Signature

------------------------------------  -----------------------------------
Title                                 Title

------------------------------------  -----------------------------------
Date of Signature                     Date of Signature

                                   EXHIBIT A
                         (Effective September 1, 2008)

                             REINSURANCE COVERAGE

I. REINSURANCE COVERAGE

   This is a first dollar quota share agreement for COLI policies that we issue directly, using Guarantee Issue (GI) or Simplified Issue (SI) guidelines on the plans listed below. We will retain 20% of the Death Benefit on each policy and cede to you 40% of the Death Benefit on each policy up to the Automatic Acceptance Limit shown in Section III below.

   Plans Covered are Phoenix Executive VUL II, Phoenix Executive UL III, Phoenix Indexed UL II.

   Riders covered are Term Riders, Exchange of Insured Riders.

   Reinsurance will be placed automatically under this Agreement provided that all of the following conditions are met for Underlying Policies:

   . The policies are issued on the Effective Date of Coverage of this Agreement or later.

   . The individual risk must be underwritten in accordance with the Underwriting Guidelines, Requirements, Exceptions Limits, Distribution Method and Sales Practices provided to you.

   . Each insured life at the time of the application must be a permanent resident of the United States or Canada.

   . We have maintained our percentage of risk up to the Maximum Dollar Retention Limit on the life of the insured as shown below.

   . The total of the new ultimate face amount of reinsurance required, including an contractual increases and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the company covering business written on an Employer Sponsored plan issued on any underwriting basis, does not exceed the specified Automatic Acceptance and Per Location Limits.

   . The lives covered are not employed within any geographical boundary that the Reinsurer has notified the Company that it is unable to accept reinsurance from.

       For the purposes of this Agreement, the term "location" shall mean any one or more structures within a one mile radius of any building that serves as the place of employment of any insured at the time a Reinsured Policy is issued.

       For purposes of this Agreement, "ultimate face amount" will mean the projected maximum policy face amount that could be achieved based on reasonable assumptions made about the policy.

   Reinsurance coverage will not provide cash surrender values or loan values.

II. MAXIMUM RETENTION LIMITS

    A. DEATH BENEFIT

       For policies issued by us and ceded to you on an automatic basis, the Company will retain 20% of each policy up to a Maximum Dollar Retention Limit per life as shown below:

Issue Age             Standard
---------            -----------
0-14                 $10,000,000
15-70                $10,000,000
71-80                $10,000,000
81-85                $ 4,000,000
86-90                $         0

    B. WAIVER OF PREMIUM DISABILITY

       Not reinsured under this Agreement.

    C. ACCIDENTAL DEATH BENEFITS

       Not reinsured under this Agreement.

III. AUTOMATIC ACCEPTANCE LIMITS

    A. DEATH BENEFIT

       For policies issued by us and ceded to you on an automatic basis, you will accept automatically 40% of each risk up to a maximum of:

For Guaranteed Issue:

# Lives  Issue Ages Maximum Face Amount Per Policy
-------  ---------- ------------------------------

10 - 20   18 - 65    $20,000 x Number of Lives

21 - 24   18 - 65    $25,000 x Number of Lives

25+       18 - 65    The lesser of:

                     * $30,000 x Number of Lives

                     * $3,000,000

                     * 4 x Avg. Case Face Amount

   For Simplified Issue:

Issue Age  Maximum Face Amount Per Policy
---------  ------------------------------
18 - 45             $1,000,000
46 - 60               $500,000
61 - 70               $300,000

    B. PER LOCATION LIMITS

       $100,000,000 ultimate amount of reinsurance for all policies covered by this Agreement and all other agreements between the Reinsurer and the Company covering business written on an Employer Sponsored plan issued on a Simplified and/or guaranteed Issue underwriting basis with respect to any one location at the time of policy issue.

       For the purposes of this Agreement, the term "location" shall mean any one or more structures within a one mile radius of any building that serves as the place of employment of any insured at the time a Reinsured Policy is issued.

IV. RESERVES

   The Reinsurer will hold their share of basic and deficiency reserves.

V. UNDERWRITING GUIDELINES

   Policies will be underwritten strictly according to the Underwriting Guidelines, Requirements, Exceptions Limits, Distribution Method and Sales Practices in place at inception of this Agreement. Material proposed changes to any of these guidelines, requirements, limits or practices must be agreed on between the parties prior to their implementation in order for such policies to fall within the scope of the proposed reinsurance. Policies purchased as part of a premium financing program or third party investment program will not qualify for automatic reinsurance unless such programs have been approved by the Reinsurer in advance.

VI. EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE

   Automatic reinsurance will not be available in the following situations:

    1. The policy has been submitted on a facultative, facultative obligatory or initial inquiry basis to the Reinsurer or to any other reinsurer;

    2. The life to be reinsured is not a permanent resident of the United States, its territories, or Canada.

    3. Professional athletes that are a member of a team that is part of Major League Baseball, the National Football League, the National Basketball Association or the National Hockey League.

                                   EXHIBIT B
                         (Effective September 1, 2008)

                          REINSURANCE ADMINISTRATION

Reinsurance administration and premium accounting will be on a self-administered basis. Premiums will be paid Annually.

For each Monthly reporting period, the Company will submit to the Reinsurer reports containing information in general compliance with the following:

   .   BILLING REPORT

   Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, Issue Age, Underwriting Class, Automatic/Facultative Indicator, Substandard Rating, Premium Information, Allowance Information, First Year/Renewal Year Distinction, Net Amount At Risk, Transaction code, Transaction Effective Date.

   .   POLICY EXHIBIT

                                         Case
                                         Count Volume
                                         ----- ------
Beginning In Force
   New Business
   Reinstatements
   Other Increases
   Lapses
   Deaths
   Other Terminations
   Recaptures
   Other Decreases
   Natural Variance
Ending In Force

On a Quarterly basis the Company will submit to the Reinsurer an in force listing containing information in general compliance with the following:

   .   IN FORCE LISTING

   Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, issue Age, Underwriting Class, Automatic/Facultative Indicator, Substandard Rating, Net Amount At Risk.

   .   RESERVES

   Summary of reserves by product.

                                   EXHIBIT C
                         (Effective September 1, 2008)

                       REINSURANCE RATES AND ALLOWANCES

I. RATES AND ALLOWANCES FOR LIFE REINSURANCE

   The single life YRT Rates shown in this Exhibit are a percentage of the 2001 Valuation Basic Table (VBT), NS/SM, ALB. These are annual rates for standard risks and are per $1,000 of the Net Amount at Risk reinsured. We will pay you these rates multiplied by the following percentages:

                                         Durations
                                         ---------
Non-Tobacco                                1-25      26+
Issue Ages 0-39                              61%     72%
Issue Ages 40-59                             56%     67%
Issue Ages 60+                               63%     74%

Tobacco                                    1-25      26+
Issue Ages 0-39                              80%     91%
Issue Ages 40-59                             74%     85%
Issue Ages 60+                               83%     94%

II. POLICY FEE

   None

III. RATES FOR SUBSTANDARD TABLE RATINGS

   Substandard risks will not be ceded under this Agreement.

IV. RATES AND ALLOWANCES FOR FLAT EXTRA RATINGS

   Substandard risks will not be ceded under this Agreement.

V. PREMIUM TAXES

   You will not reimburse premium taxes for reinsurance ceded under this Agreement.

VI. RECAPTURE PERIOD

   Recapture will not be allowed.

VII. EXPERIENCE REFUND

   Reinsurance under this Agreement is not eligible for an Experience Refund.